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                                 SCHEDULE 14C/A
                                 (Rule 14c-101)

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

/ / Preliminary Information Statement          / / Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))
/ / Definitive Information Statement

                              Market America, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

       Payment of Filing Fee (Check the appropriate box):

       /X/ No fee required.

       / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)    Title of each class of securities to which transaction applies:
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         (2)    Aggregate number of securities to which transaction applies:
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         (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)    Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------------
         (5)    Total fee paid:
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       / / Fee paid previously with preliminary materials.

       / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

       (1) Amount Previously Paid:
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       (2) Form, Schedule or Registration Statement No:
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       (3) Filing Party:
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       (4) Date Filed:     August 30, 2000

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




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                            - MARKET AMERICA, INC. -

To the Shareholders of Market America, Inc.:

         Notice is hereby given that the annual meeting of the shareholders of Market America, Inc. will be held at the Company's headquarters located at 1302 Pleasant Ridge Road, Greensboro, North Carolina, on September 13, 2000, at 10:00 a.m., for the following purposes:

                 (1)      To re-elect existing directors; and

                 (2) To transact such other business as may properly come before the meeting.

         The determination of shareholders entitled to notice of and to vote at the meeting was made as of the close of business on July 13, 2000, which is the record date fixed by the Board of Directors for such purpose.

                       By order of the Board of Directors,

                            /s/ Loren Ashley Ridinger

                            -------------------------
                                Loren Ashley Ridinger
                                    Secretary

Dated: August 30, 2000

                              MARKET AMERICA, INC.
                            1302 Pleasant Ridge Road
                              Greensboro, NC 27409

                                 August 30, 2000


                              INFORMATION STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 2000


                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

         This Information Statement is being furnished by the management of Market America, Inc. (the "Company") in connection with the annual meeting of shareholders of the Company to be held on September 13, 2000, at 10:00 a.m., at the Company's headquarters located at 1302 Pleasant Ridge Road, Greensboro, North Carolina. The meeting is being held for the purposes of electing directors and transacting such other business as may lawfully come before the meeting.

         As of July 13, 2000, the record date for determining the shareholders entitled to notice of and to vote at the meeting, there were 19,450,000 shares of the Company's Common Stock outstanding and entitled to be voted. A majority of such shares will constitute a quorum for the transaction of business at the meeting. Abstentions by shareholders represented at the meeting will be counted as present for determining the presence of a quorum.

         Each share will have one vote at the annual meeting. Those persons who receive the highest numbers of votes will be elected as directors. Except as otherwise required by law, all other matters will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions will be excluded entirely from the vote, and will have no effect on the outcome.

Since the Company's management is not soliciting proxies for the meeting, there will be no returns of proxies from brokers holding shares in street name without instructions for voting. Therefore, such "broker non-votes" will have no effect on any shareholder vote.

                       Annual Report and Form 10-K

         A copy of the Annual Report to Shareholders of the Company for the fiscal year ended April 30, 2000 is being sent with this Information Statement to all shareholders of record on the record date for the annual meeting. Additional copies are available from the Company on request. A copy of the most recent annual report of the Company filed with the U.S. Securities and Exchange Commission on Form 10-K may be obtained from the Company by any shareholder on written request. Direct your request to: Corporate Secretary, Market America, Inc., 1302 Pleasant Ridge Road, Greensboro, NC 27409.

                                   Election of Directors

         The members of the Company's Board of Directors elected at the annual meeting will serve until the next annual meeting or until their successors are elected and qualified. Listed below are the persons nominated for election to the Board of Directors by management.

                            Nominees for Membership on Board of Directors

James H. Ridinger, 50, is Chairman of the Board of Directors and CEO of the Company. He founded the Company in 1992 and has been a Director and Chief Executive Officer of the Company since that time.

On May 4, 1999, Mr. Ridinger entered into a settlement with the Securities and Exchange Commission in which he consented to the entry of an order enjoining him from violating certain antifraud and other provisions of the federal securities laws. In connection with the settlement, Mr. Ridinger agreed to pay a fine of $100,000 and disgorgement and prejudgment interest of $304,695. Mr. Ridinger neither admitted nor denied the allegations made in the proceeding. The proceeding involved the way in which Market America was taken public in 1992 and 1993, the failure to disclose the use of proceeds of the initial public offering, and Mr. Ridinger's sharing in those proceeds.

Loren A. Ridinger, 31, is a Director and Senior Vice President and Secretary of the Company. She has been a Director of the Company since 1993 and has held a number of executive positions with the Company since its founding in 1992. Mrs.

Ridinger is the wife of James H. Ridinger, the Chairman of the Board of Directors and CEO of the Company.

Dennis J. Franks, 46, has been a Director of the Company since 1994 and has served as Executive Vice President of the Company since 1993. He is a former professional football player and marketing professional for a number of companies.

Martin L. Weissman, 56, has been a Director of the Company since 1993 and has served as Executive Vice President of the Company since 1994. Mr. Weissman was a founder, owner and Executive Vice President of Howard Carpet Mills of Chatsworth, Georgia.

Executive Officers

In addition to the executive officers who are nominated for election as directors, the following individuals are also executive officers of the Company:

Marc Ashley, 30, is currently the Vice President of Administrative for the Company. Mr. Ashley has been an employee of the Company since 1992. Mr. Ashley is a brother of Loren A. Ridinger, Senior Vice President and Secretary of the Company.

Joseph V. Bolyard, 30, is currently the Vice President of Operations for the Company. Mr. Bolyard has been an employee of the Company since 1992.

         During the fiscal year ended April 30, 2000, the Board of Directors held four meetings. No director attended fewer than 75% of the meetings. The Board has no standing audit, nominating or compensation committees or committees performing similar functions. Board members receive no additional compensation for their service on the Board.

                           Executive Compensation

         The following table summarizes the compensation awarded to, earned by or paid to the CEO and the four other most highly compensated executive officers of the Company for services to the Company in the fiscal year ended April 30, 2000:

                                                            Annual Compensation
                                                     -------------------------------
                                                                                        Other
Name and                             Fiscal                                             Annual
Principal Position                  Year Ended       Salary($)         Bonus($)         Compensation(1)
----------------------------------- --------------   -------------     -------------    --------------

James H. Ridinger, Chairman         4-30-00          365,000           641,961          0
of the Board and Chief              4-30-99          365,000           636,392          0
Executive Officer                   4-30-98          365,000           418,312          0

Loren A. Ridinger, Senior           4-30-00          184,894           818,112          0
Vice President and                  4-30-99          184,894            87,560          0
Secretary                           4-30-98          184,894            10,000          0

Dennis J. Franks, Executive         4-30-00          122,492           105,000          0
Vice President                      4-30-99          120,000            60,000          0
                                    4-30-98          120,000                 0          0

Martin L. Weissman, Executive       4-30-00          135,139            45,000          0
Vice President                      4-30-99          132,142                 0          0
                                    4-30-98          146,345                 0          0

Marc Ashley, Vice President         4-30-00          156,816            54,097          0
                                    4-30-99           95,975            66,551          0
                                    4-30-98           74,510            37,778          0


(1) Does not include the value of any perquisites or other personal benefits not reflected in the above table because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus shown. Also does not include commissions on "business volume" (a measure of sales) of the Company, which each of the named executive officers receives as an independent distributor of the Company. See "Certain Transactions."

         None of the executive officers of the Company currently has a written employment agreement. Mr. Ridinger negotiates the base salaries and other compensation of all of the executive officers named in the table above other than himself.

                            Board Compensation Report

            The Company's compensation policy is set by the Board of Directors.

         In setting Mr. Ridinger's compensation, the Board of Directors considered numerous factors, including Mr. Ridinger's unique role as the preeminent personality in the selling of the Company's products, the motivation of the Company's sales organization and the formulation of sales promotional programs. The Board fixed Mr. Ridinger's base compensation several years ago and it has not changed since that time. The Board considers Mr. Ridinger's bonus on an annual basis. His bonus is based upon the Company's overall performance and his individual contribution to the success of the Company.

         Salaries of the Executive Officers are set by the Board of Directors based on Mr. Ridinger's recommendations. Mr. Ridinger takes into consideration industry comparables as well as individual job performance and the overall performance of the Company. Bonuses for executive officers, other than Mr. Ridinger, are based on a combination of performance criteria and Mr. Ridinger's discretion.

                      Shareholder Return Performance Graph

         Set forth below is a graph comparing the yearly percentage change in total shareholder return on the Company's common stock with the Total Return Index for the NASDAQ Stock Market (US Companies) and the total shareholder return on a designated Peer Group of stocks. The total shareholder return calculation is for the period commencing April 28, 1995 and includes the reinvestment of dividends (on securities on which dividends were paid).

                           Comparison of Shareholder Returns Among the Company, NASDAQ Total Return Index and Peer Group Companies*

Edgar representation of data points used in printed graphic

                          4/28/95 4/30/96 4/30/97 4/30/98 4/30/99 4/28/00
                          ------- ------- ------- ------- ------- -------

Market America, Inc.      $100.0  $642.9  $242.9    $300.0  $232.1  $228.6
NASDAQ Stock Market       $100.0  $142.6  $150.9    $225.6  $309.4  $469.1
(U.S. Companies)
Peer Group                $100.0  $126.6  $154.4    $170.5  $194.4  $160.2


* Assumes $100.00 invested at the closing price on April 28, 1995 in the stock of Market America, Inc., the NASDAQ Total Return Index (U.S. Companies) and Peer Group companies (weighted by market capitalization). Graph prepared for Market America, Inc. by the Center for Research in Security Prices, Graduate School of Business, The University of Chicago.

         The Peer Group of stocks represented in the above graph is made up of stocks of publicly traded companies possessing the following characteristics similar to those of the Company:

         o    Size, as measured by net sales;
         o    Similarity in selling methodology;
         o Comparative products, including companies engaged in the distribution of health and nutritional supplements, and skin, hair, or other personal products;
         o    Relatively high insider ownership; and /or
         o Particular emphasis on the talents and visibility of the chief executive officer.

         Companies included in the Peer Group are: Aloette Cosmetics, Inc., Amway Asia Pacific Ltd., Amway Japan Ltd., Avon Products, Inc., Beauticontrol Cosmetics, Inc., Enesco Group, Inc. (formerly Stanhome, Inc.), Herbalife, Inc., Nature's Sunshine Products, Inc., Tupperware Corp. and Usana, Inc. The Company added Usana, Inc. to the Peer Group in 1998 because Usana, Inc. is a publicly traded company with characteristics very similar to those of the Company. Without Usana, Inc., the Peer Group performance would have been:
04/28/95--$100.0, 04/30/96--$126.6, 04/30/97--$155.3, 04/30/98--$170.6, 4/30/99
--$195.7 and 4/30/00--$161.3.

                         Beneficial Ownership of Shares

         The following table sets forth certain information on the beneficial ownership of shares of the Company's common stock by its directors and executive officers, by its directors and executive officers as a group, and by any other person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the stock as of July 13, 2000, the record date for the annual meeting of shareholders. Unless otherwise indicated in the footnotes, all shares are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power.

                                         No. of Shares           Percentage of
                                         Beneficially            Outstanding
Name of Beneficial Owner                 Owned                   Shares/1
-----------------------------------      --------------          --------------
James H. Ridinger                        15,040,200/2            77.33%

Loren A. Ridinger                        101,450/3               0.52%

Martin L. Weissman                       532,000                 2.74%

Dennis J. Franks                         150,000                 0.77%

Marc Ashley                              50,000                  0.26%

All Directors and Executive
Officers as a Group
(six persons)                            15,893,650              81.72%

1 Based on 19,450,000 shares issued and outstanding on July 13, 2000, the record date for the Company's annual meeting of shareholders.
2 Does not include shares owned directly by Loren A. Ridinger, Mr. Ridinger's wife, which are reported on separately in this table. Includes shares reported by Mr. Ridinger as being subject to the AAA Plus Trust, of which Mr. Ridinger is the trustee.
3 Includes only shares owned directly by Mrs. Ridinger, and does not include shares reported in this table as beneficially owned by James H. Ridinger, her husband.

            Section 16 (a) Beneficial Ownership Reporting Compliance

         To the Company's knowledge, based solely on its review of reports submitted to it, all SEC Section 16(a) filing requirements, which prescribe that the Company's executive officers, directors, and 10% shareholders must file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC, were complied with in fiscal year 2000.

                             Certain Transactions

         All five executive officers of the Company, named in the compensation table above, own and operate Business Development Centers as independent contractors and distributors within the field sales organization of the Company. In this capacity, they perform the typical and usual functions of field sales representatives, in return for which their Business Development Centers earn management commissions under the performance compensation plan applicable to all the Company's distributors. For the year ended April 30, 2000, these individuals earned distributor commissions as follows: James H. Ridinger $650,170.50; Loren
A. Ridinger $14,800.00; Dennis J. Franks $267,770.57; Martin L. Weissman $153,918.00; and Marc Ashley $12,100.00.

         During the year ended April 30, 1998, the Company entered into agreements with two companies owned by Mr. and Mrs. Ridinger to lease real estate in Miami, Florida and for the lease of a yacht on a per event basis. Both lease agreements were cancelled in fiscal 2000. In December 1999, the Company entered into an agreement with a company owned by Mr. and Mrs. Ridinger to lease different real estate in Miami, Florida for direct sales training and education, as well as other corporate functions. The monthly rental is $60,000, and the lease has a 20-year term. The Company is committed to construct a training and meeting facility on this leased property during the fiscal year ending April 30, 2001 for a cost of approximately $1,850,000 to provide additional space. The Company has paid a $600,000 damage deposit as part of this lease, which is included in other assets. The amount of rent expense under these agreements aggregated $683,600 during the year ended April 30, 2000. The Ridinger companies owed the Company on average $265,320 during the year ended April 30, 2000. As of April 30, 2000, these companies owed the Company $6,978. During the year ended April 30, 2000, the Company made a $292,000 advance to Mr. Ridinger. The advance was repaid before the filing of this report with the Securities and Exchange Commission.

         During the year ended April 30, 1999, the Company entered into an agreement with a company owned by Mr. and Mrs. Ridinger for a 33-year net ground lease for the site on which the Company constructed its new headquarters and warehouse facility in Greensboro, North Carolina. Required rental payments are $10,666 per month, and the amount of rent expense under this agreement was $127,988 for the year ended April 30, 2000. In June 1999, the Company paid $500,000 to the Ridinger company for a Right of First Refusal on this site, which provides the Company with the opportunity to purchase the land, should it be offered for sale, before the land is offered for sale to other parties. The amount paid is included in other assets and will be amortized on a straight-line basis over the lease term. The unamortized balance will be applied to the purchase price of the land in the event the Company buys it. On June 28, 1999, the Company became guarantor of a $1.6 million bank loan to the Ridinger company used for the purchase of the land. This loan and the Company's construction loan are cross-collateralized by the land being leased from the Ridinger company and by the building improvements constructed thereon by the Company. The guaranteed loan is repayable over a five-year period following completion of the building construction.

         In connection with the lease of real estate in Miami, Florida from an entity controlled by Mr. And Mrs. Ridinger, the Company has guaranteed a $5.3 million five-year loan to the Ridinger company for the purchase of the real estate being leased. The Company has restricted cash of $2,637,635 at April 30, 2000 as collateral under the loan guarantee.